March 27, 2011

Dan Murphy

Dear Dan:

I am pleased to offer you the position of Chief Financial Officer at LivePerson, working from New York with your approximate scheduled start date on or about May 3, 2011. This letter confirms the terms and conditions of our employment offer to you:

You will be paid salary at an annual rate of $300,000 U.S. dollars according to our payroll practices as they may exist from time to time (we currently pay salary on a semimonthly basis: the 15th and last day of each month).

You will be eligible to participate in the LivePerson bonus plan as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Achievement of your bonus will be based upon a series of individual MBOs as well as overall Company financial performance pursuant to the Company’s bonus practices as they may exist from time to time. Your target annual bonus will be $150,000. Notwithstanding the foregoing, you will be paid a bonus for the 2011 fiscal year in the amount of $120,000. For any given year in which a bonus is earned, your Bonus will be paid after the end of the applicable year in accordance with the Company’s then-current bonus payment practices. Eligibility for and payment of such bonus, if any, is conditioned on your being actively employed by LivePerson as of the date the bonus, if any, is paid. LivePerson reserves the right to amend or terminate its bonus plan or any terms or criteria thereunder, and corresponding policies, at any time.

You will be granted an unvested option to purchase 100,000 shares of LivePerson common stock which grant and strike price will be subject to approval by the LivePerson Board of Directors on the first option grant date following your employment start date. This grant date is typically within 6 months of your employment start date. This option will be granted under the terms and conditions of the LivePerson 2009 Stock Incentive Plan and the Notice of Grant of Stock Option and Stock Option Agreement (the “Plan Documents”), which will be issued to you at the time of the grant. This option will vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date, subject to your continued service to the Company through each vesting date and the terms of the Plan Documents.

You will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the rate of 1.65 days vacation per month (4 weeks per full year), subject to the LivePerson vacation policy, as it may be amended from time to time.

You will be eligible to enroll in the LivePerson health and disability insurance program on the first day of the first full calendar month of your employment subject to the terms and conditions of the applicable plans and policies as they may exist from time to time.

Daniel Murphy

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You will be eligible to participate in the company’s 401 (k) savings plan following your employment start date subject to the terms and conditions of the applicable plans and policies as they may exist from time to time. You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

This offer is made contingent upon your successful completion of the Company’s pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law.

By signing this letter you confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson. Additionally, please be advised that it is LivePerson’s corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause and with or without notice.

In the event that (a) your employment is terminated by the Company without Cause (as defined below), or (b) terminated by you for Good Reason (as defined below), and’ (c) and provided that within sixty (60) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company, substantially similar to the template attached hereto as Exhibit A (the “Release”), the Company will provide you with severance pay equal to six (6) months pay at your then current base salary rate, and, if your employment is terminated without Cause or for Good Reason at any time on or before the date that bonuses for the prior fiscal year are paid, a payment equal to the bonus you would have received for the prior fiscal year had you remained employed on the date bonuses for such fiscal year are paid. In the event you terminate your employment due to subparagraph “i” of the definition of Good Reason, then your severance pay shall be paid at the base salary rate immediately preceding any reduction thereof. All payments hereunder shall be payable in accordance with the payment procedures described below. For the avoidance of doubt, the foregoing severance shall not be paid in the event that your employment is terminated by reason of your voluntary resignation (other than for Good Reason).

Daniel Murphy

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In the event that within the 12-month period following a Change of Control (as defined below) your employment is terminated by the Company without Cause or by you for Good Reason; and provided that within sixty (60) days following your termination date you timely execute and do not revoke a Release (as defined above), the Company will provide you with (a) severance pay equal to six (6) months pay at your then-current base salary rate or, in the event you terminate your employment due to subparagraph “i” of the definition of Good Reason, the base salary rate immediately preceding any reduction thereof, payable in accordance with the payment procedures described below, (b) if your employment is terminated at any time on or before the date that bonuses for the prior fiscal year are paid, a payment equal to the bonus you would have received for the prior fiscal year had you remained employed on the date bonuses for such fiscal year are paid, payable in accordance with the payment procedures described below,, (c) with regard to any outstanding option and/or other equity awards held by you at the time of your termination, the total number of shares of common stock that would have vested in the 24-month period following your termination date if you had remained employed shall become immediately vested and exercisable on your termination date, and (d) the vested portion of any outstanding option and/or other equity awards held by you shall remain exercisable for 90 days following your date of termination, but in no event later than the original term of the option as set forth in the applicable award agreement. For purposes hereof, “Change of Control” shall be defined as, and limited to: the consummation of any transaction or group of related transactions following which the holders (or persons or entities that directly or indirectly control, are controlled by, or are under common control with, the holders) of the Company’s voting power immediately prior to such transaction(s) no longer hold securities having the voting power necessary to elect a majority of the board of directors of the surviving entity or entities, or a sale of all or substantially all of the Company’s assets.

Severance payments described above shall commence on the Company’s first regularly scheduled payroll date that occurs as soon as practicable after the conditions set forth above are satisfied, and with respect to bonus payments, on the date bonuses are paid by the Company but in any event all severance and bonus payments hereunder shall be paid in full no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination of employment occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your termination of employment occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4). The parties intend that the payments and benefits provided pursuant to this letter are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance under and any state law of similar effect (“Section 409A”) and any ambiguities herein will be interpreted to be so exempt. Each payment and benefit payable under this letter is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person, for any taxes, penalties or otherwise, if the payments and benefits provided pursuant to this letter that are intended to be exempt from Section 409A are not so exempt.

In the event that your employment is voluntarily terminated at any time by you (other than for Good Reason as set forth herein), or by the Company for Cause, you will be entitled only to your unpaid compensation earned through the date of your termination of employment in accordance with applicable law. You will not be entitled to any other compensation or consideration that you may have received had your employment with the Company not been terminated.

For purposes hereof, “Cause” shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you materially failed to perform your specified or fundamental duties to the Company or any of its subsidiaries, (ii) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) you engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (iv) you failed to substantially comply with the written rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) you breached any non-disclosure, non-solicitation or other restrictive covenant obligation to the Company or any of its subsidiaries. If the Company in its reasonable discretion determines that an event or incident described in to subparagraph (i) or (iv) of the definition of Cause is curable, then in order to terminate your employment for Cause pursuant to subparagraph (i) or (iv) of the definition of Cause, the Company shall (a) provide you with written notice of the event or incident that it considers to be “Cause” within 30 calendar days following its occurrence, (b) provide you with a period of at least 15 calendar days to cure the event or incident, and (c) if the Cause persists following the cure period, terminate your employment by written termination letter any time within 60 calendar days following the date that notice to cure was delivered to you.

Daniel Murphy

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For purposes hereof, “Good Reason” shall mean one or all of the following conditions arising without your consent: (i) a material reduction in your annual base salary by the Company, other than as part of an across-the-board reduction in parity with a reduction applicable to all employees or to other employees of similar role and responsibility; (ii) a material diminution of your role, responsibilities and title, or (iii) a relocation of the Company’s principal office to a location more than 50 miles from its location on the date hereof (or from such other location to which you have consented after the date hereof). To be entitled to terminate your employment for Good Reason, you must (a) provide written notice to the Company of the event or change you consider constitutes “Good Reason” within 30 calendar days following its occurrence, (b) provide the Company with a period of at least 30 calendar days to cure the event or change, and (c) if the Good Reason persists following the cure period, actually resign by written resignation letter within 60 calendar days following the event or change.

This letter shall not be construed as an agreement (either express or implied) to employ you, or far any guaranteed term of employment, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.

Please indicate your acceptance of this offer by signing below and returning one copy to me. You will also receive additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Your employment is contingent upon the return of the requested material. If you have any questions, please do not hesitate to contact me.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Robert LoCascio
Robert LoCascio
CEO

Accepted by:	/s/ Dan Murphy	3/29/11
	Name	Date

EXHIBIT A

TEMPLATE GENERAL RELEASE

[   ___________] (the “Executive”) hereby enters into this General Release of All Claims (the “Release”). In consideration of the severance payments and benefits set forth in the offer letter agreement dated ________ (“Letter Agreement”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future, whether known or unknown, and of whatsoever kind or nature that the Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing from the beginning of time until the date he signs this Release, including, but not limited to, those arising out of his employment or the termination thereof.

The Executive understands and acknowledges that by signing this Release he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so. As such, this release includes, but is not limited to, any claims arising under Title VII of the 1964 Civil Rights Act, 42 U. S. C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U. S. C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f), et seq.; the Americans with Disabilities Act, 42 U. S. C. § 12101 et seq.; the Employee Retirement and Income Security Act, 29 U. S. C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §§2601 et seq.; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; New York Equal Rights Law, N.Y. Civ. Rights Law § 40-c et seq.; New York Whistleblower Protection Law, N.Y. Lab. Law § 740 et seq.; New York Family Leave Law, N.Y. Lab. Law § 201-c; New York Equal Pay Law, N.Y. Lab. Law § 194; N.Y. Lab. Law § 215; the New York City Human Rights Law, Administrative Code of the City of New York, Section 8-101 et seq.; and any other federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped, up through the date of his execution of this Release. The Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

The Executive acknowledges and agrees that, as of the date of this Release, Executive has been paid all compensation (including without limitation any accrued but unused vacation or paid time off) for all of Executive’s service with the Company except for compensation owed to Executive pursuant to the provisions of the Letter Agreement. The Executive represents that as of the date hereof he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Company. Executive and the Company also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing or of any violation of law by the Company or the Executive.

This Release constitutes the entire agreement between the Executive and the Company with regard to the subject matter of this Release. This Release supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release other than the continuing obligations of Executive and Company that are set forth in _______________. The Executive understands and agrees that this Release may be modified only in a written document signed by the Executive and a duly authorized officer of the Company.

This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Executive hereby submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court located in New York (which courts, for purposes of this Release, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Release or the subject matter hereof.

The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect. However that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

By signing below, the Executive acknowledges that this Release affects substantial rights and that the Executive has been advised to consult with an attorney prior to execution of this Release. The Executive further understands and acknowledges that the Executive has up to twenty-one (21) days to review this Release and to discuss it with an attorney of the Executive’s own choosing, at the Executive’s own expense, whether or not the Executive wishes to sign this Release. Furthermore, the Executive understands and acknowledges that the Executive has seven (7) days after the Executive signs this Release during which time the Executive may revoke this Release. If the Executive wishes to revoke this Release, the Executive may do so by delivering a letter of revocation to the Company’s Human Resources Department with a copy to the Company’s General Counsel, by 5 p.m. EST on the seventh (7) days after the Executive signs this Release.

Because of the revocation period, the Executive understands that this Release will not become effective or enforceable until the eighth (8th) day after the date the Executive signs this Release.

To accept this Release, the Executive must sign and date this Release and return it to the Company’s Human Resources Department with a copy to the Company’s General Counsel.

The Executive’s agreement with the terms of this Release is signified by the Executive’s signature below. Furthermore, the Executive acknowledges that the Executive has read and understands this Release and that the Executive signs this Release of all claims voluntarily, with full appreciation that at no time in the future may the Executive pursue any of the rights that the Executive has waived in this Release.

Date:
By: